Exhibit 3.20

Secretary of State		Filed in the Office of the
P.O. Box 13697		Secretary of State of Texas
Austin, TX 78711-3697		Filing #: 801239504 03/05/2010
FAX: 512/463-5709		Document #: 297606860002
	Certificate of Formation	Image Generated Electronically
Filing Fee: $300	Limited Liability Company	for Web Filing

Article 1 - Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

LGI HOMES SERVICES, LLC

Article 2 – Registered Agent and Registered Office

☐A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR

☑B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:
 Eric Lipar

C. The business address of the registered agent and the registered office address is:

Street Address:
 19221 I-45 South, Suite 200  Conroe TX 77385

Consent of Registered Agent

☐A. A copy of the consent of registered agent is attached.

OR

☑B. The consent of the registered agent is maintained by the entity.

Article 3 - Governing Authority

☑A. The limited liability company is to be managed by managers.

OR

☐B. The limited liability company will not have managers. Management of the company is reserved to the members.
The names and addresses of the governing persons are set forth below:

Manager 1: (Business Name)  LGI Homes Corporate, LLC

Address:	19221 I-45 South, Suite 200 Conroe TX, USA 77385

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

[The attached addendum, if any, is incorporated herein by reference.]
Consent.pdf

Organizer

The name and address of the organizer are set forth below.
Vincent Marino              Houston, Texas

Effectiveness of Filing

☑A. This document becomes effective when the document is filed by the secretary of state.

OR

☐B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Vincent Marino
Signature of Organizer

FILING OFFICE COPY